EXHIBIT 10(ae)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the or this “Agreement”) is executed as of January 20, 2003, by and between BRANCH BANKING AND TRUST COMPANY OF VIRGINIA (“Employer”), a bank organized under the laws of the State of Virginia having its principal office at Richmond, Virginia, and Barry J. Fitzpatrick, an individual resident of Virginia (the “Employee”);

WITNESSETH THAT:

WHEREAS, Employee has been a key executive of First Virginia Banks, Inc. (“First Virginia”) or of one of its subsidiary banks, and by Agreement and Plan of Reorganization dated January 20, 2003 (the “Merger Agreement”), First Virginia has agreed to be merged into BB&T Corporation (“BB&T”), a North Carolina corporation (the “Merger”), and Employer is a wholly-owned subsidiary of BB&T;

WHEREAS, the parties have agreed to enter into this Employment Agreement to provide for the employment of Employee by Employer following the Merger;

WHEREAS, Employer considers the availability of Employee’s services to be important to the management and conduct of Employer’s business and desires to secure the continued availability of Employee’s services; and

WHEREAS, Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

Employment. Effective as of the date of consummation of the Merger (the “Effective Date”) and until the end of the Employment Term (as defined in Section 2), Employee shall be employed by Employer as the Chief Executive Officer of Virginia Operations of Employer and shall report directly to and be subject to the supervision and direction of the President of BB&T. Employee hereby accepts and agrees to such employment. Employee shall perform such duties as are customarily performed by one holding the position of Chief Executive Officer and shall additionally render such other services and duties as may be reasonably assigned to him from time to time by Employer or the President of BB&T, consistent with his position and shall have such authority, duties and responsibilities consistent with such position; provided, that in no event shall the duties assigned to Employee hereunder require the involuntary relocation of his primary place of work more than ten miles from his primary place of work on the date hereof. Provided that Employee is an employee of or consultant to BB&T or its Affiliates, Employee shall also serve on the Board of Directors and the Executive Committee of the Board of Directors of BB&T until the fifth anniversary of the Effective Date. All services hereunder shall be rendered by Employee to the best of his ability in a competent, efficient and businesslike manner. Notwithstanding the foregoing, Employee’s employment title may additionally include his employment title immediately preceding the Merger until a date selected by BB&T no later than the effective time of the merger of the last of the First Virginia Subsidiaries (as defined in the Merger Agreement) which is a bank into BB&T or one of its subsidiaries (the “Subsidiary Merger Date”). During the Employment Term, it shall not be a violation of this Agreement for Employee to, consistent with and subject to the policies applicable to members of the Board of Directors of BB&T (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities as an employee of Employer in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Employee’s responsibilities to Employer.

Term of Employment. The term of employment under this Agreement (the “Employment Term”) shall commence on the Effective Date and shall terminate on the earlier of: (i) the commencement of the Consulting Period as described in Section 11(a), or (ii) the day next preceding the 5th anniversary of the Effective Date.

Compensation.

For all services rendered by Employee to Employer under this Agreement during the Employment Term, Employer shall pay to Employee a minimum annual salary (“Base Salary”) of not less than $780,000, payable in accordance with the payroll practices of Employer applicable to officers. Following the Effective Date, the Base Salary of Employee shall be reviewed annually (subject to the minimum Base Salary above) in accordance with Employer’s compensation policies and procedures. Notwithstanding the foregoing, Employee shall not receive Base Salary in any period following the commencement of the Consulting Period described in Section 11 (but shall receive the compensation provided in Section 11(c)).

During the Employment Term, but commencing with a date selected by Employer anticipated to occur in reasonable proximity to the Subsidiary Merger Date, Employee shall participate in the BB&T Amended and Restated Short Term Incentive Plan (“BB&T Incentive Plan”) on the same basis as similarly situated officers of Employer. The amount earned by Employee under the BB&T Incentive Plan for each calendar year, if any, shall be payable by Employer to Employee at the time BB&T would normally make payments to participants under the BB&T Incentive Plan for such calendar year, and in accordance with the terms of the BB&T Incentive Plan. Prior to inclusion of Employee in the BB&T Incentive Plan, Employer shall continue in effect for Employee the cash bonus program which First Virginia had in effect for certain executives, including Employee, immediately prior to the Merger. If Employee earns amounts under both the First Virginia cash bonus program and the BB&T Incentive Plan for any calendar year, Employer shall make appropriate adjustments in the amount earned under either or both such programs to avoid duplication of amounts earned and so that the amount earned by Employee in each such program will be prorated for the portion of the year in which Employee participated in such program. Notwithstanding the foregoing, Employee shall only be eligible to earn a pro rata bonus under the BB&T Incentive Plan for any calendar year if the Consulting Period (as defined in Section 11) shall commence or be continuing during such year.

Employee shall be granted options under the BB&T Amended and Restated 1995 Omnibus Stock Incentive Plan or any successor plan thereto (the “BB&T Option Plan”) for each calendar year during the Employment Term on the same basis as similarly situated officers of Employer; provided that the number of options granted to Employee on the first grant date as of which he shall be eligible to receive a grant of options under the BB&T Option Plan shall be adjusted by BB&T in a manner that it deems equitable, and in accordance with its policies, to avoid duplication of such options with options, if any, to acquire First Virginia shares granted to Employee by First Virginia prior to the Merger and during the twelve calendar-month period ending with such first grant date. Notwithstanding the foregoing, Employee shall not be eligible to receive options under the BB&T Option Plan for any calendar year if the Consulting Period (as defined in Section 11) shall commence or be continuing during such year.

Except as otherwise specifically provided herein, for as long as Employee is employed by Employer during the Employment Term, Employee also shall be entitled to receive, on the same basis as other similarly situated officers of Employer, employee pension (both qualified and non-qualified) and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life, and accident insurance and similar indirect compensation which Employer may from time to time extend to its similarly situated officers; provided, that Employee’s participation in each such plan shall not commence until a date selected with respect to each by Employer not later than January 1 following the Subsidiary Merger Date. With respect to any First Virginia plan which, provides benefits of the same type or class as a corresponding BB&T plan, Employer shall continue such First Virginia plan in effect for the benefit of Employee until he shall become eligible to become a participant in the corresponding BB&T plan. Notwithstanding the foregoing, the following additional limitations shall apply:

In no event shall Employee be eligible to earn additional benefits under any of the above employee pension and welfare benefit plans or programs after commencement of the Consulting Period (as defined in Section 11);

Notwithstanding the provisions of (i) above, if and to the extent Employee and his spouse are eligible for retiree medical benefits under the First Virginia retiree medical benefits program on or after the date Employee terminates his employment with Employer hereunder (determined as if such program had continued in effect through his termination date), Employee and his spouse shall be entitled to receive retiree medical benefits on terms which are no less favorable than the terms which were in effect under the First Virginia retiree medical benefits program as of the Effective Date (the “Medical Benefits”); and

Should the amount of the defined benefit pension benefits (including for this purpose any survivor benefits) payable to Employee (or Employee’s beneficiary) under Employer’s qualified and non-qualified defined benefit pension plans (“Employer Plans”) be less than the amount of the pension benefits that would otherwise have been payable to Employee (or Employee’s beneficiary) under First Virginia’s plans (including by way of illustration and not limitation, the Supplemental Compensation Agreement between First Virginia and Employee) had such plans continued in effect, Employer shall pay directly to Employee (or Employee’s beneficiary) an amount equal to the excess of the amount to which Employee would have been entitled to receive under the First Virginia’s plans (had such plans continued in effect) over the amount actually payable to him under the Employer Plans (such excess together with the other defined benefit pension benefits referred to in Section 3(d) being the “Retirement Benefits”). The amount of any such excess shall be determined by the actuaries under Employer Plans utilizing the actuarial and other assumptions under the Employer Plans and assuming that the amount to which Employee would have been entitled to receive under the First Virginia plans is payable in the same manner and at the same time as Employee’s benefits under the Employer Plans on an actuarially equivalent basis.

All amounts payable hereunder shall be subject to such deductions and withholdings as shall be required by law.

On the Effective Date, Employer shall pay to Employee in a lump sum the amount of $525,000, in partial payment for the Employee Covenants described in Section 11(b).

(a) On or prior to the Effective Date, First Virginia or Employer shall make sufficient payments to Employee to enable him on an after-tax basis to pay-up in full his existing split-dollar life insurance policies so as to provide him with life insurance through age 90.

Covenants of Employee.

Employee acknowledges (i) that he has been a key executive of First Virginia, and as such Employee has knowledge of First Virginia’s Confidential Information (as defined in Section 4(e)) which will belong to BB&T following the Merger; (ii) that such Confidential Information is a valuable asset of First Virginia and is among the assets of its business for which BB&T bargained in agreeing to consummate the Merger; and (iii) that the value of the corporate opportunity to be acquired by BB&T in the Merger could be materially reduced if Employee were to enter into business in an executive capacity competitive with the business of First Virginia to be operated by BB&T and its Affiliates following the Merger. In order to preserve the full value of the corporate opportunity for which BB&T negotiated and is to acquire in the Merger, and as additional consideration to Employer for entering into this Agreement, Employee consents and agrees that, to the extent and subject to the limitations provided in the following subsections of this Section 4 (whichever may be applicable), upon termination of Employee’s employment, Employee will not (A) directly or indirectly render services as an employee, director, agent, advisor, volunteer, consultant or independent contractor for an entity or group conducting a Competitive Business (as defined in this Section 4(a)) or organizing to conduct a

Competitive Business anywhere in the area comprised of the States of Virginia and Maryland, any county contiguous to the State of Virginia, the District of Columbia, and the counties in Tennessee in which Johnson City, Bristol and Kingsport are located, and any counties contiguous to those counties (such area being referred to herein as the “Noncompetition Area”), it being understood that the prohibited services shall be limited to services that (x) are associated with an executive position, (y) are similar to those provided by Employee for First Virginia or Employer, irrespective of Employee’s title, and (z) are related to such entity’s conduct of the Competitive Business within the Noncompetition Area; or (B) except as permitted in Section 7, engage as a principal, stockholder, partner, member, sole proprietor or other owner of any business entity conducting a Competitive Business anywhere in the Noncompetition Area. Employer and Employee agree that rendering services as a consultant to directors or officers of a Competitive Business related to management or organization are associated with an executive position and are similar to those provided by Employee for First Virginia (and to be provided to Employer), and that such services are intended to be within the prohibitions of this Section 4(a). As used in this Agreement, the term “Competitive Business” means the commercial banking, retail banking, sales finance lending, mortgage banking, trust, investment management, investment advisory and savings and loan businesses; the term “Affiliate” means with respect to any Person, any other Person, who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and without limiting the generality of the foregoing, includes any executive officer or director of such person and any Affiliate of such executive officer or director, and the term “Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or group of entities, or governmental body.

If Employee voluntarily terminates employment with Employer at any time during the Employment Term other than pursuant to Section 11 or his employment is terminated by Employer for Just Cause (as defined in Section 6(b)), and if Section 4(d) shall not be applicable, Employee will be subject to the provisions of Section 4(a) until the later of (i) the second anniversary of the date of Employee’s termination; or (ii) the date the Employment Term would otherwise have expired pursuant to Section 2.

If Employee’s employment is terminated as a result of a Disability Notice (as defined in Section 5) during the Employment Term, Employee will be subject to the provisions of Section 4(a) until the second anniversary of the date of Employee’s termination.

If Employee’s employment hereunder is terminated during the Employment Term for any reason entitling him to receive payments pursuant to Section 6(a)(ii) (the “Termination Compensation”) Employee will be subject to the provisions of Section 4(a) until the date as of which Employee ceases to receive Termination Compensation as provided in Section 6(a)(ii). See Section 10 for special provisions for cessation of Termination Compensation if Employee violates Section 4(a).

During the Employment Term and for two years thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Employee shall not, without the written consent of the Board of Directors of Employer or a person authorized thereby, disclose to any person (other than his personal attorney, or an employee of Employer or of an Affiliate of Employer, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an employee of Employer) or utilize in conducting a business, any Confidential Information obtained by him while in the employ of First Virginia or of Employer or any Affiliate of either, unless such information has become a matter of public knowledge at the time of such disclosure. As used in this Agreement, “Confidential Information” means all information concerning the business of First Virginia, Employer or any Affiliate of either that is confidential, proprietary or otherwise not generally available to the public. By way of example, Confidential Information includes, without limitation, all trade secrets, processes, specifications, data, files, computer programs and related codes, improvements, inventions, techniques, business plans, marketing plans, strategies, forecasts, information related to suppliers, methods, manner of operations, information relating to past, present and prospective customers, pricing and cost information, other financial information, employee lists, personnel policies, contracts, digital intellectual property and information with respect to internal affairs. The parties expressly agree that Confidential Information does not exist in written form only. Notwithstanding the foregoing, “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Agreement, or (ii) is received by Employee from another party that did not receive such information directly or indirectly from First Virginia, Employer or any Affiliate of either under an obligation of confidentiality. Nothing in this Section 4(e) shall be deemed to waive or diminish Employer’s rights under statutory or common law regarding protection of trade secrets.

The covenants contained in this Section 4 (the “Covenants”) shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law and each of the Covenants is severable and independently enforceable without reference to the enforceability of any other Covenants. Employee agrees that the restraints imposed herein are necessary for the reasonable and proper protection of Employer and its Affiliates, and that each and every one of the restraints is reasonable in respect to activities restricted, length of time, geographic area and the effect thereof on Employee and the general public. Employee acknowledges that strict enforcement of the terms of Section 4 will cause no hardship to either Employee or his family. This Section 4 is made ancillary to the sale of a business and shall be interpreted accordingly. Employee further acknowledges that violation of any one or more of the Covenants would immeasurably and irreparably damage Employer and its Affiliates, and, accordingly, Employee agrees that for any violation or threatened violation of any of such Covenants, Employer shall, in addition to any other rights and remedies available to it, at law or otherwise (including, without limitation, the recovery of damages from Employee), be entitled to specific performance and an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation or threatened violation of the Covenants. Employee hereby consents to the issuance of such injunction and agrees to submit to the equitable jurisdiction of any court of competent jurisdiction at the time such injunction is sought or entered.

Termination

Disability. If, by reason of physical or mental disability during the Employment Term, Employee is unable to carry out the essential functions of his employment hereunder for six consecutive months, his services hereunder may be terminated by action of the Board of Directors of Employer upon one month’s notice (the “Disability Notice”) to be effective at any time after the period of six continuous months of disability and while such disability continues. If, prior to the effective time of the Disability Notice, Employee shall recover from such disability and return to the full-time active discharge of his duties, then the Disability Notice shall be of no further force and effect and Employee’s employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his disability and return to his duties, then his services shall terminate at the effective time of the Disability Notice with the same force and effect as if that date had been the end of the Employment Term originally provided for hereunder. Prior to the effective time of the Disability Notice (the “Disability Effective Date”), Employee shall continue to earn all compensation to which Employee would have been entitled as if he had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Section 3(a), inclusive of any compensation received pursuant to any applicable disability insurance plan of Employer. In the event a dispute arises between Employee and Employer concerning Employee’s physical or mental ability to continue or return to the performance of his duties as aforesaid, Employee shall submit to examination by a competent physician mutually agreeable to the parties, and the physician’s opinion as to Employee’s capability to so perform will be final and binding.

Death. If Employee shall die during the period of his employment hereunder, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last day of the Employment Term..

Just Cause. Employer shall have the right to terminate Employee’s employment under this Agreement at any time for Just Cause as set forth below. For purposes of this Agreement, “Just Cause” shall mean:

the willful and continued failure of Employee to perform substantially Employee’s duties with Employer or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board which specifically identifies the manner in which the Board of Directors of BB&T (the “Board”) believes that Employee has not substantially performed the Employee’s duties; or

the willful engaging by Employee in gross misconduct which is materially and demonstrably injurious to Employer; or

commission of felony or guilty or nolo contendere plea by Employee with respect thereto (other than any such commission or plea relating to traffic violation); or

a material breach of the Employee Covenants (as defined in Section 11(b)).

For purposes of this provision, no act or failure to act, on the part of Employee, shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interest of Employee. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of BB&T or based upon the advice of counsel for Employer or its Affiliates shall be conclusively presumed to be done, or omitted to be done by Employee in good faith and in the best interests of Employer. The cessation of employment of Employee shall not be deemed to be for Just Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Employee is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

Good Reason. Employee’s employment may be terminated by Employee with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of Employee:

The assignment to Employee of any duties inconsistent in any material respect with Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities, including, without limitation a failure to nominate or appoint Employee to the Board of Directors of BB&T or the Executive Committee thereof, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by Employee.

a material breach of the terms of this Agreement, including, with out limitation, any failure by Employer to comply with any of the provisions of Section 3 of this Agreement; or

Employer’s requiring the principal work location of Employee to be located other than as provided in Section 1 hereof.

Employee’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iii) shall not affect Employee’s ability to terminate employment for Good Reason.

Notice. Employer may terminate Employee’s employment, other than for “Just Cause” as described in subparagraph (b) above or by a Disability Notice as provided in Section 5, at any time during the Employment Term upon written notice to Employee, which termination shall be effective immediately and shall constitute the end of the Employment Term.

Obligations of Employer upon Termination.

Termination for Good Reason Or Other Than For Just Cause. If Employee’s employment is terminated by Employer for any reason other than for Just Cause, death or Disability, or Employee shall terminate his employment for Good Reason, the following special provisions shall apply, subject to the provisions of Section 10:

Employee shall be entitled to receive his annual Base Salary through the last day of the calendar month in which the date of his termination of employment occurs. In addition, Employee shall be entitled to receive a bonus equal to the product of (i) and (ii), where (i) is the highest bonus payable to Employee during any of the three calendar years immediately preceding the Effective Date (the “Recent Bonus”), and (ii) is a fraction, the numerator of which is the number of days in the calendar year in which the date of his termination of employment occurs during which he was employed pursuant to the terms of this Agreement, and the denominator of which is 365. The amounts Employee is entitled to receive pursuant to this subparagraph (i) shall be hereinafter referred to as the “Accrued Obligations.” The Accrued Obligations shall be payable to Employee in a single lump sum payment within 30 days of the date of his termination of employment.

In addition to the compensation provided for in subparagraph (i), Employee shall be entitled to receive each calendar month during the period commencing on the first day of the calendar month following his termination of employment and ending on the 5th anniversary of the Effective Date (the “Payment Period”), an amount equal to 1/12th of the sum of the Recent Bonus (as defined in subparagraph (i) above) and his annual rate of Base Salary in effect as of the date of his termination of employment (the “Termination Compensation”). Each monthly payment of Termination Compensation shall be paid to Employee at the same time as salary payments are made to other salaried employees of Employer. If Employee shall die during the Payment Period, the lump sum present value of the remaining monthly Termination Compensation payments shall be paid to his beneficiary within 30 days of the date of his death. For this purpose, lump sum present value shall be determined using the interest rate set forth in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). Employee shall designate his beneficiary on a form provided by Employer. If Employee shall fail to designate a beneficiary, then his beneficiary shall be his surviving spouse or, if he shall leave no surviving souse, then his beneficiary shall be his estate.

Notwithstanding any provision in an award agreement to the contrary, effective as of the date of the termination of Employee’s employment, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award or any cash equivalents thereof that was previously awarded to Employee and is outstanding as of the date of his termination of employment, shall immediately vest and become exercisable (the “Equity Benefits”).

Employee shall be entitled to receive the Medical Benefits.

To the extent not theretofore paid or provided, Employee shall be entitled to receive any other amounts or benefits required to be paid or provided, or which

Employee is eligible to receive under any plan, program, policy, practice, contract or agreement of Employer and its Affiliates as a result of his termination of employment (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Death. If Employee’s employment is terminated by reason of Employee’s death during the Employment Term, this Agreement shall terminate without further obligations to Employee’s legal representatives under this Agreement, other than for payment of Accrued Obligations, and the timely payment or provision of Other Benefits. In addition, Employee shall receive the Equity Benefits, Accrued Obligations and the Retirement Benefits which, in the case of the Accrued Obligations, shall be paid to Employee’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include death benefits as in effect on the date of Employee’s death with respect to similarly situated officers of Employer and his beneficiaries and the provision of the Medical Benefits to Employee’s spouse to the extent provided under the Steeplechase Plan.

Disability. If Employee’s employment is terminated by reason of Employee’s Disability during the Employment Term, this Agreement shall terminate without further obligations to Employee, other than for payment of Accrued Obligations, the Retirement Benefits and the timely payment or provision of Other Benefits. In addition, Employee shall receive the Equity Benefits. Accrued Obligations shall be paid to Employee in a lump sum in cash within 30 days of the date of termination. With respect to the provision of Other Benefits the term Other Benefits as utilized in this Section 6(c) shall include, and Employee shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to similarly situated officers of Employer and the provision of the Medical Benefits to Employee and his spouse to the extent provided under the First Virginia Plan.

Termination For Just Cause Or Other Than For Good Reason. If Employee’s employment shall be terminated for Just Cause or Employee terminates his employment without Good Reason (other than pursuant to Section 11) during the Employment Term, this Agreement shall terminate without further obligations to Employee other than the obligation to pay or provide to Employee (i) the annual Base Salary through the date of termination, (ii) the Retirement Benefits, (iii) the Medical Benefits, and (iv) the Other Benefits, in each case to the extent theretofore unpaid.

Other Employment. During the Employment Term, Employee shall devote all of his business time, attention, knowledge and skills solely to the business and interest of Employer, BB&T and their Affiliates, and Employer, BB&T and their Affiliates shall be entitled to the loyalty of Employee and to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of Employee. During the period of his employment hereunder or during the Consulting Period (described in Section 11), Employee shall not without the prior written consent of Employer become interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business substantially similar to or competitive with Employer’s business or in the planning for or organization of any other such business; provided, however, that nothing herein contained

(including without limitation the provisions of Sections 4(a) and 10) shall be deemed to prevent or limit the right of Employee to invest in a business substantially similar to or competitive with Employer’s business or the business of its Affiliates if such investment is limited to less than one percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are regularly traded on any national securities exchange or Nasdaq.

Customer and Depositor Non-Solicitation. During the period beginning with the date hereof and ending two years following the date of Employee’s termination of employment with Employer, Employee will not directly or indirectly, acting personally or in any representative capacity or through any other Person, contact or solicit by any means any depositor or customer of Employer or any Affiliate of Employer to make deposits in, borrow money from or become a customer of any other financial institution, limited to such depositors or customers with whom Employee has had material contact during the Employment Term or while he was employed by First Virginia or an Affiliate of First Virginia prior to the Effective Date.

Employee Non-Solicitation. During the period beginning with the date hereof and ending two years following the date of Employee’s termination of employment with Employer, Employee will not directly or indirectly, acting personally or in any representative capacity or through any other Person, contact or solicit by any means whatsoever (including in response to a contact not initiated by Employee) any employee of Employer or any Affiliate of Employer for the purpose of offering or providing employment to such employee in behalf of any other employer, or otherwise inducing any such employee to discontinue his or her employment or work relationship with Employer or any Affiliate of Employer.

Payments and Benefits Discontinuance. Employee agrees and acknowledges that the consideration for Employer’s promises to provide post-termination payments or benefits continuance under this Agreement includes Employee’s agreement to refrain from disloyal and competitive conduct both during and following employment. Accordingly, in the event Employee shall be terminated as an employee of Employer, and following such termination shall be entitled to receive payments under Section 6(a), other than the Retirement Benefits or Medical Benefits, Employee shall forfeit all rights to all such payments other than the Retirement Benefits and Medical Benefits, if Employee shall engage directly or indirectly as an employee, director, agent, advisor, volunteer, consultant or independent contractor, or as a principal, stockholder, partner, member, sole proprietor or other owner (except to the extent permitted in Section 7), in a Competitive Business (as defined in Section 4(a)) or in the planning for or organization of any Competitive Business intended to operate anywhere in the States of Virginia and Maryland, the District of Columbia, or in any state contiguous to the States of Virginia and Maryland or the District of Columbia. The forfeiture of such payments shall be effective as of the date that this Section 10 becomes applicable because Employee commences engaging in such Competitive Business, and Employer shall be entitled to reimbursement of any such payments that Employer might have made for periods following such date. Employee acknowledges that the provisions of this Section 10 are reasonable and do not prevent him from engaging in a Competitive Business as defined in Section 4(a), but merely eliminate the possibility that Employer would be required to provide compensation to Employee during a period in which Employee is injuring the business of Employer by engaging in or taking steps to engage in a Competitive Business within the expanded geographic area described in this Section 10 or in the planning for or organization thereof.

Consulting Status. Notwithstanding any other provisions of this Agreement, at any time on or after the first anniversary of the Effective Date, Employee shall have the option upon sixty days’ notice to Employer to end the Employment Term by relinquishing his responsibilities and executive titles herein and becoming an independent consultant to Employer. As an independent consultant, Employee shall render services as an independent contractor (and not as an employee) in the nature of customer and community relations, business development, employee relations and general advice and assistance relating to Employer’s customers and employees and to the growth and development in the Northern Virginia area of the business of Employer. Such services shall be rendered at such times and on such schedule as shall be determined by Employee, and as shall be reasonably convenient to both Employer and Employee. Employee shall not be required to maintain records of hours worked or to work in accordance with any fixed schedule during the period that he renders consulting services. During such period, the following provisions shall be applicable:

The period that Employee renders the consulting services hereunder (the “Consulting Period”) shall commence on the day following the end of the Employment Term and shall terminate at the close of business on the day preceding the 5th anniversary of the Effective Date.

Employee acknowledges that the amounts payable to him during the Consulting Period are in substantial part (and are in addition to the amounts payable in Section 3(f)) in exchange for the covenant not to engage in a Competitive Business set forth in Section 4, and the covenants set forth in Sections 7, 8, 9 and 10, and consequently Employee agrees that the provisions of Sections 4, 7, 8, 9 and 10 (herein, the “Employee Covenants”) shall apply with respect to him during the Consulting Period. In applying Section 4 during the Consulting Period, the period provided in Section 4(b), (c) or (d) shall be interpreted with reference to termination of the Consulting Period rather than termination of employment, and the reference to Termination Compensation in Section 4(d) shall be deemed to mean the payments described in Section 11(c). In addition, the provisions of Section 4(e) and Section 4(f) shall continue to be applicable during the Consulting Period (for this purpose, references in Section 4(e) to the Employment Term shall be deemed to mean the Consulting Period, and Section 4(f) shall be interpreted as if this Section 11(b) were contained in Section 4). In applying Employee Covenants in Sections 8, 9 and 10 during the Consulting Period, references to a termination of employment shall mean a termination of the Consulting Period, and references to Termination Compensation and benefits continuance shall be deemed to mean the payments described in Section 11(c).

Employee shall receive during the Consulting Period, as compensation for the consulting services and for the Employee Covenants, an annual amount equal to his annual Base Salary rate in effect immediately preceding the start of the Consulting Period, payable in substantially equal monthly installments. In addition, during the Consulting Period Employee shall (i) be provided health insurance and life insurance benefits comparable to the group employee benefits which Employer may from time to time extend to its officers, at a cost to Employee no greater than the cost to such officers, (ii) continue to serve as a member of the Board of Directors and Executive Committee of BB&T; and (iii) be entitled to commence immediately payment of the Retirement Benefits and Employer’s 401(k) plan (subject to the provisions of such plans).

In the event Employee shall terminate his consulting services hereunder during the Consulting Period on account of a breach of this Agreement by Employer which is not remedied within thirty days following receipt by Employer of notice of such breach (in which event the Consulting Period shall terminate), Employee shall nevertheless be entitled to receive the payments and benefits set forth in Section 11(c) for the remainder of the Consulting Period as defined in Section 11(a) (without reference to its termination pursuant to this sentence), subject to his continuing compliance with all of Employee Covenants, as applicable. Payments during the Consulting Period pursuant to Section 11(c), or this Section 11(d) shall cease and Employee shall have no further rights hereunder in the event that (i) Employee shall violate any one of Employee Covenants, or (ii) Employee shall fail or refuse to render consulting services as requested hereunder by Employer (and there has not been a termination described in this Section 11(d)) and shall not remedy such failure within thirty days following the receipt by Employee of notice of such failure; or (iii) Employee shall suffer a Disability, or (iv) Employee shall die.

Employee acknowledges that he will be an independent contractor and not an employee of Employer during the Consulting Period. As an independent contractor, Employee shall not be entitled to participate in any employee benefit plans or programs which Employer maintains for the benefit of its employees. Employer shall not withhold or pay any payroll taxes or income taxes with respect to Employee, and Employee hereby acknowledges his responsibility therefor and agrees to pay all such taxes when due.

Miscellaneous.

The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina, and by execution and delivery of this Agreement, Employee and Employer irrevocably consent to the exclusive jurisdiction of those courts and Employee hereby submits to personal jurisdiction in the State of North Carolina. Employee and Employer irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non convenient, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. Employee and Employer acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

This Agreement constitutes the entire Agreement between Employee and Employer with respect to the subject matter hereof and, as of the Effective Date, shall supersede in their entirety any and all prior oral or written agreements, understandings or arrangements between Employee and Employer, First Virginia or any of their respective Affiliates relating to the terms of Employee’s employment, including without limitation the Employment Agreement between First Virginia Banks, Inc. and Employee dated as of the 31st day of December 1996. All such agreements, understandings and arrangements are terminated and are of no force and effect as of the Effective Date. Employee hereby expressly disclaims any rights under any prior agreements, understandings and arrangements. This Agreement may not be amended or terminated except by an agreement in writing signed by both parties.

This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by nationally recognized overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer or BB&T:

BB&T Corporation 200

West Second Street

Winston-Salem, NC 27101

Attention: General Counsel

To Employee:

At the most recent address on file with Employer

Notices given in person or by overnight courier service shall be deemed given when delivered in person or when delivered to the courier addressed to the address required by this Section 12(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer, BB&T or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

This Agreement may not be assigned by Employee without the written consent of Employer. This Agreement shall be binding on any successors or assigns of either party hereto.

Employee acknowledges and agrees that the existence of any claim or cause of action against Employer (including but not limited to any claim against Employer for alleged breach of this Agreement) shall not constitute a defense to the enforcement by Employer of Employee’s covenants in Sections 4(a), 8 and 9, or of Employer’s rights under Sections 7 and 10.

For purposes of this Agreement, employment of Employee by any Affiliate of BB&T shall be deemed to be employment by Employer hereunder, and a transfer of employment of Employee from one such Affiliate to another shall not be deemed to be a termination of employment of Employee by Employer or a cessation of the Employment Term, subject to the other terms of this Agreement, it being the intention of the parties hereto that employment of Employee by any Affiliate of BB&T shall be treated as employment by Employer and that the provisions of this Agreement shall continue to be fully applicable following any such transfer. References herein to the “Employer” shall mean any such Affiliate which employs Employee or for which Employee renders consulting services as provided in Section 11.

In the event any dispute shall arise between Employee and Employer as to the terms or interpretations of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by Employee to enforce the terms of this Agreement or in defending against any action taken by Employer, Employer shall reimburse Employee for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceeding or action, if Employee shall have acted reasonably and in good faith in defending or initiating any action. Such reimbursement shall be paid within ten days of Employee furnishing to Employer written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by Employee. Any such request for reimbursement by Employee shall be made no more frequently than at 60-day intervals.

In no event shall Employee be required to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not Employee obtains other employment but Employee shall be subject to Section 10.

Notwithstanding any other provision of this Agreement to the contrary, for any taxable year(s) in which Employee shall be liable for the payment of an excise tax under Section 4999 of the Code (or any successor provision thereto) (the “Excise Tax”) with respect to any payment or benefit in the nature of compensation made or provided hereunder, under the Special Pay Agreement between Employee and First Virginia, dated as of the date hereof, or otherwise (as permitted by the Merger Agreement and the Disclosure Schedules thereto or as provided for in any Disclosed (as defined in the Merger Agreement) agreement between First Virginia and Employee or any employee plan or program maintained by First Virginia or its Affiliates in which Employee is a participant) by First Virginia, BB&T or Employer or any other Affiliate of BB&T, Employer shall pay to Employee an additional amount (the “Reimbursement Payment”) such that the net amount of the payments retained by Employee after deduction of (i) any Excise Tax imposed on Employee and any interest charges or penalties in respect of the imposition of the Excise Tax (but not any other federal, state or local tax) on the payments or benefits received by Employee and amounts payable under the second paragraph of this Section 12(k) (the “Excise Tax Amount”) and (ii) any federal, state, and local tax and Excise Tax imposed on the Excise Tax Amount, is equal, on an after-tax basis, to the amount that Employee would have retained if the Excise Tax had not been imposed. The Reimbursement Payment shall be made to Employee not later than five days after presentation to Employer of evidence that Employee has been determined to be liable for the Excise Tax. For purposes of determining the Reimbursement Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate (taking into account any phase-out of otherwise available deductions or exemptions) in the calendar year in which the Reimbursement Payment is to be made and the highest marginal rate in the state and locality of Employee’s domicile for income tax purposes on the date the Reimbursement Payment is to be made, net of the maximum reduction of federal income taxes that may be obtained from the deduction of state and local income taxes.

In addition to the foregoing, Employer (or its successors) shall indemnify and hold Employee harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney’s fees, reasonable accountant’s fees, interest, fines and penalties of any kind) which Employee incurs as a result of any administrative or judicial review of Employee’s liability for the Excise Tax by the Internal Revenue Service or any comparable state agency through and including a final judicial determination or final administrative settlement of any dispute arising out of Employee’s liability for the Excise Tax or otherwise relating to the classification for purposes of Section 280G of the Code of any payment or benefit in the nature of compensation described in the preceding paragraph. Employee shall promptly notify Employer in writing whenever Employee receives notice of the commencement of any judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable to Employee is being reviewed or is in dispute (including a notice of audit or other inquiry concerning the reporting of Employee’s liability for the Excise Tax). Employer may assume control at its expense over all legal and accounting matters pertaining to such federal or state tax treatment (except to the extent necessary or appropriate for Employee to resolve any such proceeding with respect to any matter unrelated to the matters described in this Section 12(k)) and Employee shall cooperate fully with Employer in any such proceeding. Employee shall not enter into any compromise or settlement or otherwise prejudice any rights Employer may have in connection therewith without prior consent of Employer. In the event that Employer does not assume control over such matters, Employer shall promptly reimburse Employee for all reasonable expenses related thereto as and when incurred upon presentation of appropriate documentation relating thereto.

It is intended by the parties to this Agreement that this Section 12(k) shall survive the expiration of the Employment Term or the Consulting Period.

The recitals to this Agreement shall form a part of this Agreement.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Employee’s or Employer’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or Employer may have hereunder, including without limitation the right of Employee to terminate employment for Good Reason, shall not be deemed to be waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BRANCH BANKING AND TRUST COMPANY

By:	/s/ John A. Allison, IV
Name:	John A. Allison, IV
Title:	Chairman and Chief Executive Officer

EMPLOYEE:

/s/ Barry J. Fitzpatrick
Barry J. Fitzpatrick